Exhibit 99.1

NEWS RELEASE

POPEYES ANNOUNCES AGREEMENT TO PURCHASE 28 RESTAURANTS;

PLAN TO CONVERT AND LEASE TO POPEYES FRANCHISEES

AFC Enterprises, Inc. (NASDAQ: AFCE), the franchisor and operator of Popeyes® Louisiana Kitchen restaurants, announced that it has entered into a definitive agreement to acquire 28 restaurants in Minnesota and Northern California at a price of $13.8 Million.

The restaurants are currently in the trade image of another quick service restaurant concept. The Company intends to convert the restaurants to Popeyes Louisiana Kitchen restaurants at a cost of approximately $11.5 Million. Following the conversion, the restaurants will be leased to Popeyes franchisees to operate.

The purchase agreement is subject to bankruptcy court approval and the acquisition is expected to close in November.

Cheryl Bachelder, AFC Enterprises, Inc. CEO said, “The rapid opening of 28 new Popeyes restaurants will give Popeyes a major footprint in places where we currently have almost no presence. We are delighted at this opportunity to accelerate the growth of the Popeyes system and to bring Popeyes’ fresh new image and flavorful food to the people of Minneapolis/St. Paul and Northern California.”

Corporate Profile

AFC Enterprises, Inc. is the franchisor and operator of Popeyes® restaurants, the world’s second-largest quick-service chicken restaurant concept based on number of units. As of July 8, 2012, Popeyes had 2,049 restaurants operating in the United States, Puerto Rico, Guam, the Cayman Islands and 25 foreign countries. AFC’s primary objective is to deliver industry-competitive growth in sales and profits by offering excellent investment opportunities in its Popeyes brand and providing exceptional support systems and services to its franchise owners. AFC Enterprises can be found at www.afce.com.

Forward-Looking Statement

Certain statements in this release contain “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. Examples of such statements in this news release include bankruptcy court approval, the expected closing date, the ability to complete the conversion of the acquired restaurants and the ability to lease and franchise the acquired restaurants. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: competition from other restaurant concepts and food retailers, continued disruptions in the financial markets, labor shortages or increased labor costs, and liabilities for environmental contamination and the other risk factors detailed in our 2011 Annual Report on Form 10-K and other documents we file with the Securities and Exchange Commission. Therefore, you should not place undue reliance on any forward-looking statements.

NEWS RELEASE

AFC Enterprises, Inc. Contact Information

Investor inquiries:

Rebecca Gardy, Director, Finance & Investor Relations

(404) 459-4673 or investor.relations@afce.com

OR

Media inquiries:

Alicia Thompson, Vice President, Popeyes Communications & Public Relations

(404) 459-4572 or popeyescommunications@popeyes.com

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